TO THE SECRETARY OF
IDS LIFE INSURANCE COMPANY OF NEW YORK

By a Consent in Writing in Lieu of a Meeting of the Board of Directors received by the Secretary on April 17, 1996, the Board of Directors of IDS Life Insurance Company of New York:

         RESOLVED, That IDS Life of New York Flexible Portfolio Annuity Account (redesignated as IDS Life of New York Variable Annuity Account), comprised of one or more subaccounts, was established as a separate account in accordance with Section 4240 New York Insurance Law and New York Insurance Regulation 47; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts within such separate account as they determine to be appropriate; and

         RESOLVED FURTHER, that the proper officers of the Corporation were authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to establish further any subaccounts and change the designation of the separate account to another designation.

As Vice President - Annuities of IDS Life Insurance Company of New York, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 36 additional subaccounts within the separate account that will invest in the following funds:

AXP(R) Variable Portfolio-Core Bond Fund
AXP(R) Variable Portfolio-Income Opportunities Fund
AXP(R) Variable Portfolio-Inflation Protected Securities Fund
AXP(R) Variable Portfolio-Large Cap Value Fund
AXP(R) Variable Portfolio-Partners Select Value Fund
Evergreen VA International Equity Fund-Class 2
Liberty Columbia High Yield Fund, Variable Series, Class B
MFS Total Return Series-Service Class
Oppenheimer Global Securities Fund/VA, Service Shares
Oppenheimer Main Street Small Cap Fund/VA, Service Shares
Oppenheimer Strategic Bond Fund/VA, Service Shares
Van Kampen LIT Comstock Portfolio, Class II Shares


In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company of New York, the Unit Investment Trust comprised of IDS Life of New York Variable Annuity Account and consisting of 268 subaccounts is hereby reconstituted as IDS Life of New York Variable Annuity Account consisting of 304 subaccounts.


                                            Received by the Assistant Secretary:


/s/ Gumer C. Alvero                         /s/ Mary Ellyn Minenko
--------------------------------            --------------------------------
    Gumer C. Alvero                             Mary Ellyn Minenko



                                            Date: Sept. 22, 2004